Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Third Quarter 2009 Operating Results

COSTA MESA, Calif. November 12, 2009 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2009.

Overview

Operating Results. The effects of what has become the worst economic recession and credit crisis in the past 80 years continued to adversely affect our results of operations in the third quarter ended September 30, 2009, during which we incurred a net loss of $1.9 million, or $0.18 per diluted share, as compared to net income of $354,000, or $0.03 per diluted share, in the same quarter of 2008. On the other hand, our third quarter 2009 operating results were considerably improved as compared to the second quarter of 2009, when we incurred a net loss of $4.5 million, or $0.44 per diluted share. That improvement was attributable to a number of factors, including (i) a significant slowing of the deterioration, experienced in the first six months of 2009, in the overall quality of our loan portfolio and a modest decline in total loan delinquencies, which enabled us to reduce the provision we made for loan losses to $470,000 in this year’s third quarter, down from $6.6 million in the second quarter of 2009, (ii) an increase of $968,000, or nearly 22%, in net interest income to $5.4 million in this year’s third quarter, as compared to $4.4 million in the second quarter of 2009, primarily as a result of a reduction in interest expense, and (iii) an increase of $815,000, or 123%, in non-interest income in this year’s third quarter to $1.5 million from $660,000 in this year’s second quarter, which includes a $473,000, or 706%, increase in the income generated by our new mortgage banking group, as compared to the second quarter of the current year, and gains of $359,000 on sales of securities. These improvements were partially offset by a $1.6 million, or 21%, increase in non-interest expense in this year’s third quarter as compared to the second quarter of 2009. For the nine months ended September 30, 2009, we incurred a net loss of $8.6 million, or $0.82 per diluted share, as compared to net income of $525,000, or $0.05 per diluted share, reflecting in large part the significant losses we incurred in the first six months of 2009.

Financial Condition. Notwithstanding the losses we incurred in the nine months ended September 30, 2009, we had total regulatory capital on a consolidated basis of more than $101 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $98 million at September 30, 2009. Moreover, the ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 10.7% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

Nevertheless, we believe that it is prudent, in these uncertain times, to increase our capital and, therefore, as previously reported, we have commenced a private offering, to a limited number of accredited investors (as defined in Regulation D under the Securities Act of 1933, as amended), of up to $15.5 million of a new issue of Series A Convertible 10% Cumulative Preferred Stock (the “Series A Shares”). Each Series A Share that we sell in the private placement will be convertible, at the option of its holder, at a conversion price of $7.65 per share, into approximately 13.07 shares of our common stock (subject to adjustment under certain anti-dilution provisions applicable to the Series A Shares).

(more)

PMBC Third Quarter 2009 Earnings Release

November 12, 2009

“Our number one priority is to return the Company to sustained profitability. We have already taken a number of actions to accomplish this objective and, although we incurred a loss in this year’s third quarter, our results of operation showed improvements and we experienced a significant slowing in the deterioration of the quality of our loan portfolio in this year’s third quarter as compared to the previous three quarters going back to the fourth quarter of 2008. As a result, we believe that we can return to profitability, if not in the fourth quarter this year, then in the first half of 2010, assuming that the economy shows further improvement during the next six months” stated Raymond E. Dellerba, President and Chief Executive Officer.

“As we move into the final quarter of what has been a difficult year, we want to express our appreciation to our employees for their hard work and dedication to improving our performance and for the continued trust and confidence of our customers and our shareholders. The hard work of recovery continues. We are resolved to restore sustainable profitability in 2010,” concluded Mr. Dellerba.

Results of Operations

Net Interest Income. In the three months ended September 30, 2009, net interest income declined by 23% to $5.4 million from nearly $7.0 million in the same three months. In the nine months ended September 30, 2009, net interest income declined by approximately 26% to 15.2 million from $20.4 million in the same nine months of 2008. Those declines were primarily attributable to declines in interest income resulting from (i) an increase in nonperforming loans to $59.6 million at September 30, 2009, from $20.3 million at September 30, 2008, which required us to cease accruing interest income on those loans, and (ii) reductions in interest rates implemented by the Federal Reserve Board in an effort to mitigate the severity of the economic recession, which reduced the interest we were able to earn on our interest earning assets. These decreases in interest income were partially offset by reductions in our interest expense of 9.1% and 8.7%, respectively, in the three and nine months ended September 30, 2009 due primarily to those same interest rate reductions by the Federal Reserve Board, which enabled us to reduce the interest we were paying on deposits and other interest bearing liabilities. ‘

“The Bank has moved aggressively to restructure loans to clients who have expressed a willingness to work with the Bank,” stated Mr. Robert Bartlett, Sr. Executive Vice President and Chief Operating Officer. “As a result, $19.8 million, or 33%, of the loans classified as non-performing as of September 30, 2009 have been restructured. If the clients perform under the modified terms, the loans will be moved back to a performing status which will enable us to resume recognizing interest income on those loans,” continued Mr. Bartlett.

Provision for Loan Losses. As discussed above, we were able to reduce the provision we made for loan losses in the three months ended September 30, 2009 by 71% to $470,000 from $1.6 million in the same three months of 2008. Notwithstanding that decline, the provision for loan losses increased by 93% to $10.5 million in the nine months ended September 30, 2009 from $5.4 million in the same nine months of 2008, primarily due to the increased provisions for loan losses that we made in the first six months of 2009 in response to increased loan losses and loan delinquencies during that period that were primarily attributable to the continuing economic recession and credit crisis.

Non-Interest Income. Partially offsetting the declines in net interest income in both the three and nine months ended September 30, 2009, were increases in non-interest income of $771,000, or 110%, and $2.0 million, or 77%, respectively, as compared to the respective corresponding periods of 2008. Contributing to those increases were increases in fees and service charges on deposit account transactions in both the three and nine months ended September 30, 2009, and gains recognized on sales of securities held for sale and, income generated by our mortgage banking operations, which we commenced in the second quarter of 2009.

Non-Interest Expense. Contributing to the net losses incurred in the three and nine months ended September 30, 2009, were increases in non-interest expense of $3.9 million, or 70.9%, and $7.1 million, or 41.8%, respectively, as compared to the same respective periods of 2008. Those increases were primarily attributable to (i) increases of $968,000, or 30%, and $2.2 million, or 24%, respectively, in compensation expense, primarily due to the hiring of personnel for our new mortgage banking division and, to a lesser extent, for our credit administration department in response to the difficult conditions in the lending markets, (ii) increases of $1.1 million, or 437%, and $1.9 million, or 230%, respectively, in professional fees expenses incurred primarily in connection with the collection

(more)

PMBC Third Quarter 2009 Earnings Release

November 12, 2009

of impaired loans and foreclosures of non-performing loans, (iii) increases of $1.1 million and $1.2 million, respectively, in the carrying costs of properties acquired on foreclosure of defaulted loans (iv) increases of $517,000, or 311%, and $1.5 million, or 304%, respectively, in FDIC insurance premiums, as the FDIC increased those premiums on all FDIC-insured banks as a means of replenishing its bank deposit insurance fund. Whenever any new business, such as our mortgage banking business, is commenced, compensation expense and other startup costs must be incurred well in advance of the time the new business will be able to generate revenues sufficient to offset those costs. That was the case in both the third quarter and nine months ended September 30, 2009.

Balance Sheet Information

Loans (excludes Loans Held for Sale). At September 30, 2009, gross loans totaled nearly $835 million, a decrease of $5 million, or 0.6%, as compared to $840 million at September 30, 2008. That decline is primarily attributable to our establishment and implementation of more stringent loan underwriting standards in response to, and the effects on loan demand of, the economic recession.

Other Real Estate Owned (OREO). At September 30, 2009, other real estate owned, which consisted of five real properties acquired on foreclosure of non-performing loans, increased to $14 million, from $6 million at September 30, 2008, when we held three such properties.

“We continue to actively manage sales of foreclosed real estate assets,” stated Ms. Nancy Gray, Sr. Executive Vice President and Chief Financial Officer. Ms. Gray continued, “On October 15, 2009, we completed the sale of an OREO property with a carrying value of $1.5 million and we have entered into an agreement to sell another property with a carrying value, at September 30, 2009, of $4.2 million that is scheduled to close on or before November 30, 2009. If that sale is consummated on its present terms, we will not incur a material additional loss on that property.” “In addition, as of September 30, 2009, we were in the process of foreclosing on two other properties with an estimated current market value totaling approximately $2.1 million,” added Ms. Gray.

Deposits. Deposits increased by $67 million, or 9%, to $858 million at September 30, 2009, from $791 million at September 30, 2008, as we increased demand deposit accounts (non-interest bearing and low cost interest checking) by $18 million to $208 million, or 9%, at September 30, 2009 from $190 million at September 30, 2008, and time deposits by $55 million, or 11%, to $548 million at September 30, 2009, from $493 million at September 30, 2008, primarily to pay off $97 million of borrowings bearing higher interest rates.

“We continue to participate in the FDIC insurance program called Transaction Account Guarantee or “TAG”. Under this program, which will continue through June 2010, the FDIC insures 100% of noninterest bearing transaction accounts and up to $250,000 of deposits in all other deposit accounts,” said Ms.Gray. “This program has increased the Bank’s FDIC Insurance Premiums, but offers our customers additional security on their deposits in the Bank,” continued Ms. Gray.

Mortgage Banking Operations

We commenced a new mortgage lending business during the second quarter of 2009. So far this year, the primary focus of our mortgage group has been to establish the mortgage loan platform as the foundation to support the growth of our mortgage lending business. Our new mortgage lending business originates, for sale into the secondary market, residential mortgage loans primarily consisting of conventional and FHA/VA approved single family mortgages. From inception of this mortgage lending business in May 2009 to September 30, 2009, we originated single family mortgage loans totaling $41 million.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

(more)

PMBC Third Quarter 2009 Earnings Release

November 12, 2009

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway) and close to the Ontario Airport. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and trends and expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business and our markets are subject, our actual financial performance in the future and the future performance of our markets (which can affect both our financial performance and the market prices of our shares) may differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that economic recession and current market conditions will worsen in 2009 or that any economy recovery will be weak, as a result of which we could incur additional loan losses that would adversely affect our results of operations and cause us to incur losses in the future; the risk that economic activity in the United states will decline even further as a result of the economic recession, which could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in the future; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage loan business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 17, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 which we filed with the Securities and Exchange Commission on November 9, 2009. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

(more)

PMBC Third Quarter 2009 Earnings Release

November 12, 2009

INTERIM CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent			Percent
	2009	2008	Change	2009	2008	Change
Total interest income	$12,879	$15,230	(15.4)%	$38,814	$46,262	(16.1)%
Total interest expense	7,495	8,246	(9.1)%	23,621	25,879	(8.7)%

Net interest income	5,384	6,984	(22.9)%	15,193	20,383	(25.5)%
Provision for loan losses	470	1,625	(71.1)%	10,513	5,441	93.2%

Net interest income after provision for loan losses	4,914	5,359	(8.3)%	4,680	14,942	(68.7)%
Non-interest income
Service charges & fees on deposits	352	326	8.0%	1,101	823	33.8%
Mortgage banking (including net gains on sales of loans held for sale)	540	—	N/M	607	—	N/M
Net gains/losses on sales of securities	363	127	185.8%	2,251	1,259	78.8%
Net gains/losses on OREO	(147)	—	N/M	(145)	(40)	262.5
Other non-interest income	367	251	46.2%	776	547	41.9%

Total non-interest income	1,475	704	109.5%	4,590	2,589	77.3%
Non-interest expense
Salaries & employee benefits	4,194	3,226	30.0%	11,580	9,348	23.9%
Occupancy and equipment	995	937	6.2%	2,906	2,882	0.8%
Professional Fees	1,338	249	437.3%	2,740	831	229.7%
OREO expenses	1,170	65	N/M	1,689	494	241.9%
FDIC Expense	683	166	311.4%	1,933	478	304.4%
Other non-interest expense	1,132	923	22.6%	3,195	2,922	9.3%

Total non-interest expense	9,512	5,566	70.9%	24,043	16,955	41.8%

Income (loss) before income taxes	(3,123)	497	(728.4)	(14,773)	576	N/M
Income tax provision (benefit)	(1,211)	143	(946.9)%	(6,180)	51	N/M

Net income (loss)	$(1,912)	$354	(640.1)%	$(8,593)	$525	N/M

Net income (loss) per share-basic	$(0.18)	$0.03		$(0.82)	$0.05

Net income (loss) per share-diluted	$(0.18)	$0.03		$(0.82)	$0.05

Dividends paid per share	—	—		—	$0.10

Weighted average shares outstanding(1)
Basic	10,435	10,475		10,435	10,482
Diluted	10,435	10,479		10,435	10,595

Ratios from continuing operations(2)
ROA	(0.64)%	0.13%		(0.96)%	0.06%
ROE	(9.82)%	1.51%		(13.58)%	0.74%
Efficiency ratio	138.7%	72.4%		121.53%	73.8%

Net interest margin(2)	1.88%	2.56%		1.76%	2.52%

(1)	In thousands.
(2)	Ratios and net interest margin for the three and nine month periods ended September 30, 2009 and 2008 have been annualized.

(more)

PMBC Third Quarter 2009 Earnings Release

November 12, 2009

INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Increase/
	2009	2008	(Decrease)
ASSETS
Cash and due from banks	$11,051	$21,836	(49.4)%
Fed funds sold	—	62,510	N/M
Interest bearing deposits with financial institutions (1.)	79,995	—	N/M

Total cash and cash equivalents	91,046	84,346	7.9%
Interest bearing time deposits	16,800	198	N/M
Investments (including stock)	130,086	223,913	(41.9)%
Loans held for sale, at fair value	10,598	—	N/M
Core Loans, net	817,652	831,752	(1.7)%
OREO	13,992	5,957	134.9
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	29,677	20,463	45.0%

Total Assets	$1,110,533	$1,167,311	(4.9)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$179,270	$169,753	5.6%
Interest bearing deposits
Interest checking	28,253	20,602	37.1%
Savings/money market	101,625	107,653	(5.6)%
Certificates of deposit	548,390	492,690	11.3%

Total interest bearing deposits	678,268	620,945	9.2%

Total deposits	857,538	790,698	8.5%
Other borrowings	152,000	248,719	(38.9)%
Other liabilities	7,090	16,532	(57.1)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,034,155	1,073,476	(36.6)%
Shareholders’ equity	76,378	93,835	(18.6)%

Total Liabilities and Shareholders’ Equity	$1,110,533	$1,167,311	(4.9)%

Tangible book value per share(2.)	$7.47	$9.34	(20.0)%

Shares outstanding	10,434,665	10,475,471	(0.4)%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Nine Months Ended September 30,
Average Balances (in thousands)	2009	2008
Average gross loans (*)	$841,336	$796,929
Average loans held for sale(*)	$4,027	$—
Average earning assets	$1,157,125	$1,078,461
Average assets	$1,195,726	$1,111,465
Average equity	$84,578	$95,288
Average interest bearing deposits	$735,661	$591,711

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At September 30,
	2009	2008
Total non-performing loans	$59,576	$20,294
Other real estate owned	13,992	5,957

Total non-performing assets	$73,568	$26,251

Net charge-offs year-to-date	$8,902	$3,196
90-day past due loans	$31,568	$15,847
30-89 day past due loans	$7,631	$8,703
Allowance for loan losses	$17,180	$8,371
Allowance for loan losses /gross loans (excl. loans held for sale)	2.06%	1.00%
Allowance for loan losses /total assets	1.55%	0.72%

(End)